Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O'Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Performance
Net Income of $80.4 million, Increases 40% From a Year Ago

Warsaw, Indiana (January 25, 2019) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record net income of $80.4 million, which represents an increase of $23.1 million or 40% compared with net income of $57.3 million for 2017. Diluted earnings per share also increased 40% to $3.13 compared to $2.23 for 2017. This per share performance also represents a record for the company and its shareholders.

The company further reported record quarterly net income of $21.4 million for the three months ended December 31, 2018 versus $11.6 million for the comparable period of 2017, an increase of 84%. Diluted net income per common share was also a record for the quarter and increased 84% to $0.83 for the three months ended December 31, 2018 versus $0.45 for the comparable period of 2017. Excluding the $4.1 million 2017 income tax provision, net income increased 36% and diluted earnings per share increased 36% for the three months ended December 31, 2018 compared to the comparable period of 2017.

David M. Findlay, President and CEO commented, "2018 represents our ninth consecutive year of record income performance. Our long-term performance is especially gratifying as we have reported record net income in 29 of the last 30 years. We're particularly proud of our ability to consistently produce quality earnings over the last three decades for our shareholders."

Highlights for the year and quarter are noted below.

Full year 2018 versus 2017 highlights:

•	Return on average equity of 16.5%, up from 12.7%
•	Organic average loan growth of $233 million, or 6%
•	Average deposit growth of $337 million, or 9%
•	Net interest income increase of $15.4 million, or 11%
•	Net interest margin increase of 10 basis points to 3.43%
•	Noninterest income increase of $4.1 million, or 11%
•	Revenue growth of $19.5 million, or 11%
•	Pretax net income growth of $9.3 million, or 10%
•	Nonperforming assets to total assets of 0.16%, down from 0.20% a year ago
•	Total equity and tangible common equity[1] increase of $53 million, or 11%

1 Non-GAAP financial measure – see "Reconciliation of Non-GAAP Financial Measures."

4th Quarter 2018 versus 4th Quarter 2017 highlights:

•	Return on average equity of 16.8%, up from 9.9%
•	Organic average loan growth of $178 million, or 5%
•	Average deposit growth of $174 million, or 4%
•	Net interest income increase of $4.2 million, or 12%
•	Net interest margin increase of 19 basis points to 3.52%
•	Noninterest income increase of $643,000, or 7%
•	Pretax net income growth of $3.4 million, or 15%
•	Revenue growth of $4.8 million, or 11%
•	Total equity and tangible common equity[1] increase of $53 million, or 11%

4th Quarter 2018 versus 3rd Quarter 2018 highlights:

•	Return on average equity of 16.8% up from 16.6%
•	Organic average loan growth of $68 million, or 2%
•	Net interest income growth of $1.7 million, or 4%
•	Revenue growth of $1.3 million, or 3%
•	Reduced nonperforming assets of $5.2 million, or 41%
•	Average equity increase of $12.4 million, or 3%

As announced on January 8, 2019, the board of directors approved a cash dividend for the fourth quarter of $0.26 per share, payable on February 5, 2019, to shareholders of record as of January 25, 2019. The fourth quarter dividend per share represents an 18% increase over the fourth quarter 2017 dividend of $0.22 per share.

In addition, on January 8, 2019, the Board of Directors authorized the purchase of up to $30,000,000 shares of the company's common stock, representing approximately 3.0% of the company's issued and outstanding shares of common stock as of December 31, 2018. The Board of Directors authorized this stock repurchase plan based on the strength of the company's balance sheet and capital position. The Board believes that a stock repurchase plan is an important tool that can be utilized to enhance long term shareholder value. Share repurchases may be made periodically as permitted by securities laws and other legal and regulatory requirements and will be subject to market conditions as well as other factors. The timing, price and quantity of purchases will be at the discretion of the corporation and the program may be discontinued or suspended at any time. Repurchases may be made in the open market, through block trades or otherwise, and in privately negotiated transactions. If any share purchases are made, they will be made on or prior to December 31, 2019.

Findlay continued, "Revenue growth was once again a critical driver of our ability to generate strong earnings growth. We experienced healthy double digit increases in fee-based services in all three of our core business units, commercial, retail, and wealth advisory. In addition, our asset sensitive balance sheet contributed to an expansion of our net interest margin."

1 Non-GAAP financial measure – see "Reconciliation of Non-GAAP Financial Measures."

Return on average total equity for the year ended December 31, 2018 was 16.51%, compared to 12.72% in 2017. Return on average assets was 1.69% in 2018 compared to 1.29% in 2017. The company's total capital as a percent of risk-weighted assets was 14.20% at December 31, 2018, compared to 13.26% at December 31, 2017 and 14.14% at September 30, 2018. The company's tangible common equity1 to tangible assets ratio was 10.63% at December 31, 2018, compared to 9.93% at December 31, 2017 and 10.41% at September 30, 2018.

Average total loans for 2018 were $3.84 billion, an increase of $233.0 million, or 6%, versus $3.61 billion for 2017. Total loans outstanding grew $96.3 million, or 3%, from $3.82 billion as of December 31, 2017 to $3.91 billion as of December 31, 2018. On a linked quarter basis, total loans grew $71.6 million, or 2%, from $3.84 billion at September 30, 2018. Average total loans for the fourth quarter of 2018 was $3.91 billion, an increase of $177.5 million, or 5%, versus $3.73 billion for the comparable period of 2017. On a linked quarter basis, total average loans increased by $67.9 million, or 2%, from $3.84 billion for the third quarter of 2018 to $3.91 billion for the fourth quarter of 2018.

Average total deposits for 2018 were $4.09 billion, an increase of $336.7 million, or 9%, versus $3.76 billion for 2017. Total deposits grew $35.4 million, or 1%, from $4.01 billion as of December 31, 2017 to $4.04 billion as of December 31, 2018. In addition, total core deposits, which exclude brokered deposits, increased $135.5 million, or 4%, from $3.74 billion at December 31, 2017 to $3.88 billion at December 31, 2018 due to growth in commercial deposits of $112.4, million or 12%, growth in retail deposits of $57.8 million, or 4%, offset by declines in public fund deposits of $34.7 million or 3%.

Findlay added, "Our commercial and retail banking teams delivered good core deposit growth in 2018, which provided deposit-driven funding for our loan growth. We are pleased that net loan growth returned to the balance sheet in the fourth quarter. We continued to experience strong organic growth in the quarter and did not incur the elevated level of loan pay downs that occurred in the second and third quarters."

The company's net interest margin increased 10 basis points to 3.43% for 2018 compared to 3.33% for 2017. The company's net interest margin was 3.52% in the fourth quarter of 2018 versus 3.33% for the fourth quarter of 2017 and 3.42% during the third quarter 2018. The higher margin in 2018 was due to higher yields and growth in loans, and was partially offset by a higher cost of funds, which was driven by the Federal Reserve Bank increasing the target Federal Funds Rate in March, June, September and December of 2018. The company estimates that net interest margin benefited by four basis points during the fourth quarter 2018 from the payoff of a nonaccrual loan and other nonaccrual adjustments.

Net interest income increased $15.4 million, or 11%, to $151.3 million in 2018, versus $135.9 million in 2017 due to net interest margin expansion and growth in loans and deposits during the year. Net interest income increased $4.2 million, or 12%, to $39.6 million in the fourth quarter of 2018, versus $35.4 million in the fourth quarter of 2017. On a linked quarter basis, net interest income increased by $1.7 million from $37.9 million or 4%.

The company recorded a provision for loan losses of $6.4 million in 2018 compared to $3.0 million in 2017, primarily resulting from a charge off of $5.1 million from a single commercial loan relationship in addition to growth in the loan portfolio. The company recorded a provision for loan losses of $300,000 in the fourth quarter of 2018, versus $1.9 million in the fourth quarter of 2017 and $1.1 million in the third quarter of 2018. The company's allowance for loan losses as of December 31, 2018 was $48.5 million compared to $47.1 million as of December 31, 2017 and $48.3 million as of September 30, 2018. The allowance for loan losses represented 1.24% of total loans as of December 31, 2018 versus 1.23% at December 31, 2017 and 1.26% as of September 30, 2018.

1 Non-GAAP financial measure – see "Reconciliation of Non-GAAP Financial Measures."

Net charge offs were $5.1 million in 2018 versus net recoveries of $403,000 in 2017. Net charge offs for the fourth quarter of 2018 were $189,000 versus net charge offs of $226,000 in the fourth quarter of 2017 and net charge offs of $463,000 during the linked third quarter 2018. Net charge offs to average loans were 0.13% in 2018 compared to net recoveries of 0.01% for 2017. Annualized net charge offs to average loans were 0.02% for the fourth quarters of 2018 and 2017. Annualized net charge offs to average loans were 0.05% for the linked third quarter of 2018.

Nonperforming assets decreased $1.9 million, or 20%, to $7.6 million as of December 31, 2018 versus $9.5 million as of December 31, 2017 due to a decrease in nonaccrual loans. On a linked quarter basis, nonperforming assets were $5.2 million lower than the $12.8 million reported as of September 30, 2018. The ratio of nonperforming assets to total assets at December 31, 2018 decreased to 0.16% from 0.20% at December 31, 2017 and 0.27% at September 30, 2018.

Findlay stated, "We ended 2018 with stable asset quality and believe it's reflective of broader economic conditions in our markets."

The company's noninterest income increased $4.1 million, or 11%, to $40.1 million in 2018, compared to $36.0 million in 2017. The company's noninterest income increased by $643,000, or 7%, to $10.1 million for the fourth quarter of 2018, compared to $9.5 million for the fourth quarter of 2017. Noninterest income decreased by $328,000 from $10.4 million during the third quarter due to reduced mortgage banking income and reduced bank owned life equity based income. During 2018, noninterest income was positively impacted by increases in service charges on deposit accounts primarily related to business accounts, loan and service fees, and wealth advisory and brokerage fees due to continued growth of client relationships.

The company's noninterest expense increased $6.8 million, or 9%, to $86.0 million in 2018 compared to $79.3 million in 2017. The company's noninterest expense increased $3.0 million, or 15%, to $22.6 million in the fourth quarter of 2018, compared to $19.6 million in the fourth quarter of 2017 and was higher by $543,000, or 2% on a linked quarter basis. Salaries and employee benefits increased during 2018 primarily due to an increase to the company's minimum hiring wage, normal merit increases and increased health insurance cost. Data processing fees also increased during 2018 primarily due to the company's continued investment in technology-based solutions and ongoing transition to cloud-based technology. In addition, corporate and business development expense increased primarily due to higher community support and donation expense.

Findlay noted, "We continue to invest in our growing branch presence in our Indiana footprint with the opening of our 50th office in downtown Indianapolis. Importantly, we will stay focused on providing innovative and technology-based solutions for our customers. It is critical that we maintain and increase our investment in our technology platform as we continue to work with key technology and Fintech partners in this long-term strategy."

The company's efficiency ratio was 45.0% for 2018 compared to 46.1% for 2017. The company's efficiency ratio was 45.4% for the fourth quarter of 2018, compared to 43.7% for the fourth quarter of 2017 and 45.5% for the linked third quarter of 2018.

The effective tax rate for 2018 was 18.7%, compared to 36.0% for 2017, and reflects the effect of the Tax Cuts and Jobs Act, which lowered the company's federal tax rate to 21% from 35% effective January 1, 2018. Results for 2017 included a non-cash, non-operating and non-recurring income tax provision of $4.1 million or $0.16 per diluted share. Excluding this tax item, and calculating both periods at the 2017 effective tax rate of 31.3%, net income increased 10.4% for 2018 compared to 2017.

Lakeland Financial Corporation is a $4.9 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the fourth largest bank headquartered in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 50 offices in Northern and Central Indiana, delivering technology-driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company's common stock is traded on the Nasdaq Global Select Market under "LKFN." In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company's financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on "tangible common equity" which is "common stockholders' equity" excluding intangible assets, net of deferred tax and "tangible assets" which is "assets" excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent are included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. The company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company's actual results to differ from those reflected in forward-looking statements, including trade policy and those identified in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K.

LAKELAND FINANCIAL CORPORATION
FOURTH QUARTER 2018 FINANCIAL HIGHLIGHTS
	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
END OF PERIOD BALANCES	2018	2018	2017	2018	2017
Assets	$4,875,254	$4,757,619	$4,682,976	$4,875,254	$4,682,976
Deposits	4,044,065	4,015,924	4,008,655	4,044,065	4,008,655
Brokered Deposits	164,888	176,927	264,980	164,888	264,980
Core Deposits	3,879,177	3,838,997	3,743,675	3,879,177	3,743,675
Loans	3,914,745	3,843,125	3,818,459	3,914,745	3,818,459
Allowance for Loan Losses	48,453	48,343	47,121	48,453	47,121
Total Equity	521,704	498,541	468,667	521,704	468,667
Goodwill net of deferred tax assets	3,779	3,790	3,799	3,779	3,799
Tangible Common Equity (1)	517,925	494,751	464,868	517,925	464,868
AVERAGE BALANCES
Total Assets	$4,837,604	$4,748,953	$4,598,809	$4,758,392	$4,443,106
Earning Assets	4,523,304	4,451,449	4,323,249	4,461,366	4,183,112
Investments	573,073	569,567	537,796	562,385	530,275
Loans	3,905,511	3,837,595	3,727,967	3,843,912	3,610,908
Total Deposits	4,163,118	4,025,398	3,989,592	4,093,894	3,757,209
Interest Bearing Deposits	3,256,930	3,167,135	3,151,116	3,235,867	2,967,902
Interest Bearing Liabilities	3,390,159	3,363,583	3,266,206	3,382,507	3,178,439
Total Equity	505,570	493,145	467,459	487,062	450,796
INCOME STATEMENT DATA
Net Interest Income	$39,590	$37,925	$35,392	$151,271	$135,892
Net Interest Income-Fully Tax Equivalent	40,089	38,392	36,231	153,088	139,015
Provision for Loan Losses	300	1,100	1,850	6,400	3,000
Noninterest Income	10,105	10,433	9,462	40,110	36,009
Noninterest Expense	22,552	22,009	19,598	86,037	79,267
Net Income	21,363	20,570	11,627	80,411	57,330
PER SHARE DATA
Basic Net Income Per Common Share	$0.84	$0.81	$0.46	$3.18	$2.28
Diluted Net Income Per Common Share	0.83	0.80	0.45	3.13	2.23
Cash Dividends Declared Per Common Share	0.26	0.26	0.22	1.00	0.85
Dividend Payout	31.33%	32.50%	48.89%	31.95%	38.12%
Book Value Per Common Share (equity per share issued)	20.62	19.70	18.60	20.62	18.60
Tangible Book Value Per Common Share (1)	20.47	19.55	18.45	20.47	18.45
Market Value – High	47.41	51.25	52.43	51.76	52.43
Market Value – Low	37.79	46.35	45.26	37.79	39.68
Basic Weighted Average Common Shares Outstanding	25,301,732	25,301,033	25,194,903	25,288,533	25,181,208
Diluted Weighted Average Common Shares Outstanding	25,746,490	25,745,151	25,701,337	25,727,831	25,663,381
KEY RATIOS
Return on Average Assets	1.75%	1.72%	1.00%	1.69%	1.29%
Return on Average Total Equity	16.76	16.55	9.87	16.51	12.72
Average Equity to Average Assets	10.45	10.38	10.16	10.24	10.15
Net Interest Margin	3.52	3.42	3.33	3.43	3.33
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	45.38	45.51	43.69	44.96	46.11
Tier 1 Leverage (2)	11.44	11.31	10.76	11.44	10.76
Tier 1 Risk-Based Capital (2)	13.05	12.97	12.10	13.05	12.10
Common Equity Tier 1 (CET1) (2)	12.35	12.24	11.37	12.35	11.37
Total Capital (2)	14.20	14.14	13.26	14.20	13.26
Tangible Capital (1) (2)	10.63	10.41	9.93	10.63	9.93
ASSET QUALITY
Loans Past Due 30 - 89 Days	$10,020	$13,476	$9,613	$10,020	$9,613
Loans Past Due 90 Days or More	0	0	6	0	6
Non-accrual Loans	7,260	12,337	9,401	7,260	9,401
Nonperforming Loans (includes nonperforming TDR's)	7,260	12,337	9,407	7,260	9,407
Other Real Estate Owned	316	316	40	316	40
Other Nonperforming Assets	0	111	55	0	55
Total Nonperforming Assets	7,577	12,764	9,502	7,577	9,502
Performing Troubled Debt Restructurings	8,016	3,512	2,893	8,016	2,893
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	4,384	7,313	7,750	4,384	7,750
Total Troubled Debt Restructurings	12,400	10,825	10,643	12,400	10,643
Impaired Loans	26,661	20,906	13,869	26,661	13,869
Non-Impaired Watch List Loans	159,938	175,400	157,834	159,938	157,834
Total Impaired and Watch List Loans	186,599	196,306	171,703	186,599	171,703
Gross Charge Offs	424	581	625	6,110	1,560
Recoveries	235	118	399	1,043	1,963
Net Charge Offs/(Recoveries)	189	463	226	5,067	(403)
Net Charge Offs/(Recoveries) to Average Loans	0.02%	0.05%	0.02%	0.13%	(0.01)%
Loan Loss Reserve to Loans	1.24%	1.26%	1.23%	1.24%	1.23%
Loan Loss Reserve to Nonperforming Loans	667.40%	391.92%	500.91%	667.40%	500.91%
Loan Loss Reserve to Nonperforming Loans and Performing TDR's	317.17%	305.03%	383.10%	317.17%	383.10%
Nonperforming Loans to Loans	0.19%	0.32%	0.25%	0.19%	0.25%
Nonperforming Assets to Assets	0.16%	0.27%	0.20%	0.16%	0.20%
Total Impaired and Watch List Loans to Total Loans	4.77%	5.11%	4.50%	4.77%	4.50%
OTHER DATA
Full Time Equivalent Employees	553	549	539	553	539
Offices	49	49	49	49	49

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(2) Capital ratios for December 31, 2018 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands except share data)
	December 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Cash and due from banks	$192,290	$140,402
Short-term investments	24,632	35,778
Total cash and cash equivalents	216,922	176,180

Securities available for sale (carried at fair value)	585,549	538,493
Real estate mortgage loans held for sale	2,293	3,346

Loans, net of allowance for loan losses of $48,453 and $47,121	3,866,292	3,771,338

Land, premises and equipment, net	58,097	56,466
Bank owned life insurance	77,106	75,879
Federal Reserve and Federal Home Loan Bank stock	13,772	13,772
Accrued interest receivable	15,518	14,093
Goodwill	4,970	4,970
Other assets	34,735	28,439
Total assets	$4,875,254	$4,682,976

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$946,838	$885,622
Interest bearing deposits	3,097,227	3,123,033
Total deposits	4,044,065	4,008,655

Borrowings
Securities sold under agreements to repurchase	75,555	70,652
Federal Home Loan Bank advances	170,000	80,030
Subordinated debentures	30,928	30,928
Total borrowings	276,483	181,610

Accrued interest payable	10,404	6,311
Other liabilities	22,598	17,733
Total liabilities	4,353,550	4,214,309

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,301,732 shares issued and 25,128,773 outstanding as of December 31, 2018
25,194,903 shares issued and 25,025,933 outstanding as of December 31, 2017	112,383	108,862
Retained earnings	419,179	363,794
Accumulated other comprehensive loss	(6,191)	(670)
Treasury stock, at cost (2018 - 172,959 shares, 2017 - 168,970 shares)	(3,756)	(3,408)
Total stockholders' equity	521,615	468,578
Noncontrolling interest	89	89
Total equity	521,704	468,667
Total liabilities and equity	$4,875,254	$4,682,976

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands except share and per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
NET INTEREST INCOME
Interest and fees on loans
Taxable	$49,091	$40,251	$181,451	$150,295
Tax exempt	187	212	814	729
Interest and dividends on securities
Taxable	2,516	2,185	9,717	9,218
Tax exempt	1,712	1,357	6,079	5,102
Other interest income	222	156	909	354
Total interest income	53,728	44,161	198,970	165,698

Interest on deposits	13,425	8,304	44,913	27,026
Interest on borrowings
Short-term	282	117	1,143	1,446
Long-term	431	348	1,643	1,334
Total interest expense	14,138	8,769	47,699	29,806

NET INTEREST INCOME	39,590	35,392	151,271	135,892

Provision for loan losses	300	1,850	6,400	3,000

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	39,290	33,542	144,871	132,892

NONINTEREST INCOME
Wealth advisory fees	1,668	1,476	6,344	5,481
Investment brokerage fees	415	323	1,458	1,273
Service charges on deposit accounts	4,289	3,669	15,831	13,696
Loan and service fees	2,366	2,050	9,291	7,900
Merchant card fee income	627	583	2,461	2,279
Bank owned life insurance income	67	498	1,244	1,768
Other income	565	712	2,381	2,598
Mortgage banking income	152	171	1,150	982
Net securities gains/(losses)	(44)	(20)	(50)	32
Total noninterest income	10,105	9,462	40,110	36,009

NONINTEREST EXPENSE
Salaries and employee benefits	12,086	11,244	48,353	45,306
Net occupancy expense	1,257	1,190	5,149	4,595
Equipment costs	1,403	1,216	5,243	4,629
Data processing fees and supplies	2,393	2,211	9,685	8,233
Corporate and business development	1,996	801	5,066	4,744
FDIC insurance and other regulatory fees	419	502	1,701	1,798
Professional fees	1,082	857	3,798	3,574
Other expense	1,916	1,577	7,042	6,388
Total noninterest expense	22,552	19,598	86,037	79,267

INCOME BEFORE INCOME TAX EXPENSE	26,843	23,406	98,944	89,634
Income tax expense	5,480	11,779	18,533	32,304
NET INCOME	$21,363	$11,627	$80,411	$57,330

BASIC WEIGHTED AVERAGE COMMON SHARES	25,301,732	25,194,903	25,288,533	25,181,208
BASIC EARNINGS PER COMMON SHARE	$0.84	$0.46	$3.18	$2.28
DILUTED WEIGHTED AVERAGE COMMON SHARES	25,746,490	25,701,337	25,727,831	25,663,381
DILUTED EARNINGS PER COMMON SHARE	$0.83	$0.45	$3.13	$2.23

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FOURTH QUARTER 2018
(unaudited in thousands)

	December 31,		September 30,		December 31,
	2018		2018		2017
Commercial and industrial loans:
Working capital lines of credit loans	$690,620	17.6%	$757,004	19.7%	$743,609	19.4%
Non-working capital loans	714,759	18.3	693,402	18.0	675,072	17.7
Total commercial and industrial loans	1,405,379	35.9	1,450,406	37.7	1,418,681	37.1

Commercial real estate and multi-family residential loans:
Construction and land development loans	266,805	6.8	231,795	6.0	224,474	5.9
Owner occupied loans	586,325	15.0	571,998	14.9	538,603	14.1
Nonowner occupied loans	520,901	13.3	520,414	13.5	508,121	13.3
Multifamily loans	195,604	5.0	192,218	5.0	173,715	4.5
Total commercial real estate and multi-family residential loans	1,569,635	40.1	1,516,425	39.4	1,444,913	37.8

Agri-business and agricultural loans:
Loans secured by farmland	177,503	4.6	159,256	4.2	186,437	4.9
Loans for agricultural production	193,010	4.9	134,773	3.5	196,404	5.1
Total agri-business and agricultural loans	370,513	9.5	294,029	7.7	382,841	10.0

Other commercial loans	95,657	2.4	114,350	3.0	124,076	3.3
Total commercial loans	3,441,184	87.9	3,375,210	87.8	3,370,511	88.2

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	185,822	4.7	185,212	4.8	179,302	4.7
Open end and junior lien loans	187,030	4.8	185,869	4.8	181,865	4.8
Residential construction and land development loans	16,226	0.4	15,128	0.4	13,478	0.3
Total consumer 1-4 family mortgage loans	389,078	9.9	386,209	10.0	374,645	9.8

Other consumer loans	86,064	2.2	83,203	2.2	74,369	2.0
Total consumer loans	475,142	12.1	469,412	12.2	449,014	11.8
Subtotal	3,916,326	100.0%	3,844,622	100.0%	3,819,525	100.0%
Less: Allowance for loan losses	(48,453)		(48,343)		(47,121)
Net deferred loan fees	(1,581)		(1,497)		(1,066)
Loans, net	$3,866,292		$3,794,782		$3,771,338

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
FOURTH QUARTER 2018
(unaudited in thousands)

	December 31,		September 30,		December 31,
	2018		2018		2017
Non-interest bearing demand deposits	$946,838		$880,363		$885,622
Savings and transaction accounts:
Savings deposits	247,903		251,748		263,570
Interest bearing demand deposits	1,429,570		1,388,934		1,446,880
Time deposits:
Deposits of $100,000 or more	1,146,221		1,223,457		1,161,365
Other time deposits	273,533		271,422		251,218
Total deposits	$4,044,065		$4,015,924		$4,008,655
FHLB advances and other borrowings	276,483		208,280		181,610
Total funding sources	$4,320,548		$4,224,204		$4,190,265

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$3,884,500	$49,091	5.01%	$3,814,831	$46,127	4.80%	$3,703,260	$40,251	4.31%
Tax exempt (1)	21,011	234	4.42	22,764	257	4.48	24,707	321	5.15
Investments: (1)
Available for sale	573,073	4,682	3.24	569,567	4,263	2.97	537,796	4,272	3.15
Short-term investments	3,350	15	1.78	3,480	14	1.60	4,377	7	0.63
Interest bearing deposits	41,370	207	1.99	40,807	185	1.80	53,109	149	1.11
Total earning assets	$4,523,304	$54,229	4.76%	$4,451,449	$50,846	4.53%	$4,323,249	$45,000	4.13%
Less: Allowance for loan losses	(49,045)			(48,137)			(46,281)
Nonearning Assets
Cash and due from banks	156,681			144,605			127,028
Premises and equipment	57,516			57,545			56,719
Other nonearning assets	149,148			143,491			138,094
Total assets	$4,837,604			$4,748,953			$4,598,809

Interest Bearing Liabilities
Savings deposits	$250,755	$76	0.12%	$253,244	$79	0.12%	$270,978	$95	0.14%
Interest bearing checking accounts	1,476,013	5,498	1.48	1,407,460	4,455	1.26	1,451,544	3,024	0.83
Time deposits:
In denominations under $100,000	272,192	1,168	1.70	270,480	1,055	1.55	247,875	811	1.30
In denominations over $100,000	1,257,970	6,683	2.11	1,235,951	5,884	1.89	1,180,719	4,374	1.47
Miscellaneous short-term borrowings	102,301	282	1.09	165,520	555	1.33	84,132	118	0.56
Long-term borrowings and
subordinated debentures	30,928	431	5.53	30,928	426	5.46	30,958	347	4.45
Total interest bearing liabilities	$3,390,159	$14,138	1.65%	$3,363,583	$12,454	1.47%	$3,266,206	$8,769	1.07%
Noninterest Bearing Liabilities
Demand deposits	906,188			858,263			838,476
Other liabilities	35,687			33,962			26,668
Stockholders' Equity	505,570			493,145			467,459
Total liabilities and stockholders' equity	$4,837,604			$4,748,953			$4,598,809

Interest Margin Recap
Interest income/average earning assets		54,229	4.76		50,846	4.53		45,000	4.13
Interest expense/average earning assets		14,138	1.24		12,454	1.11		8,769	0.80
Net interest income and margin		$40,091	3.52%		$38,392	3.42%		$36,231	3.33%

(1)
Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate for 2018 and a 35 percent tax rate for 2017. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses.  Taxable equivalent basis adjustments were $501,000, $467,000 and $839,000 in the three-month periods ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

(2)	Loan fees, which are immaterial in relation to total taxable loan interest income for 2018 and 2017, are included as taxable loan interest income.
(3)	Nonaccrual loans are included in the average balance of taxable loans.

(1) Reconciliation of Non-GAAP Financial Measures

Tangible common equity, tangible assets, tangible book value per share and the tangible common equity to tangible assets ratio are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders' equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.  Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company's value including only earning assets as meaningful to an understanding of the company's financial information.

Net income applicable to Lakeland Financial Corporation and earnings per diluted share, excluding the income tax expense adjustment for the deferred tax asset revaluation, are non-GAAP financial measures that the company considers useful for investors to allow better comparability of operating performance. The income tax expense adjustment for 2017 consists of a $4.1 million, or $0.16 per diluted common share, revaluation of the company's net deferred tax asset as a result of the enactment of the Tax Cuts and Jobs Act in 2017.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2018	2018	2017	2018	2017
Total Equity	$ 521,704	$ 498,541	$ 468,667	$ 521,704	$ 468,667
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,191	1,180	1,171	1,191	1,171
Tangible Common Equity	517,925	494,751	464,868	517,925	464,868

Assets	$ 4,875,254	$ 4,757,619	$ 4,682,976	$ 4,875,254	$ 4,682,976
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,191	1,180	1,171	1,191	1,171
Tangible Assets	4,871,475	4,753,829	4,679,177	4,871,475	4,679,177

Ending common shares issued	25,301,732	25,301,732	25,194,903	25,301,732	25,194,903

Tangible Book Value Per Common Share	$ 20.47	$ 19.55	$ 18.45	$ 20.47	$ 18.45

Tangible Common Equity/Tangible Assets	10.63%	10.41%	9.93%	10.63%	9.93%

Net Income	$ 21,363	$ 20,570	$ 11,627	$ 80,411	$ 57,330
Plus: Additional tax expense due to adjusting deferred tax asset	0	0	4,137	0	4,137
Net income excluding effect of deferred tax adjustment	$ 21,363	$ 20,570	$ 15,764	$ 80,411	$ 61,467

Diluted Weighted Average Common Shares Outstanding	25,746,490	25,745,151	25,701,337	25,727,831	25,663,381

Diluted net income per share excluding effect of
of deferred tax adjustment	$ 0.83	$ 0.80	$ 0.61	$ 3.13	$ 2.40

###